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                                                                      EXHIBIT 11

                        STERICYCLE, INC. AND SUBSIDIARIES

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

                                                      FOR THE THREE
                                                       MONTHS ENDED
                                                         MARCH 31,
                                                         ---------

                                                    2001             2000
                                                    ----             ----

Numerator:
   Net Income                                  $      5,017      $      3,773
   Preferred stock dividends                           (645)             (660)
                                               ------------      ------------
   Numerator for basic earnings
      per share                                $      4,372      $      3,113

   Effective of dilutive securities:
     Preferred stock dividends                          645               660
                                               ------------      ------------

   Numerator for diluted earnings
    per share income available to
    common shareholders after
    assumed conversions                        $      5,017      $      3,773
                                               ------------      ------------

Denominator:
  Denominator for basic earnings per share
    Weighted average shares                      15,239,925        14,746,603

  Effective of dilutive securities:
    Employee stock options                          798,564           414,040
    Warrants                                         88,922           105.006
    Convertible preferred stock                   4,467,575         4,323,441
                                               ------------      ------------
  Dilutive potential shares                       5,355,061         4,842,487

  Denominator for diluted earnings
  per share adjusted weighted
  average shares and assumed
  conversions                                    20,594,986        19,589,090
                                               ============      ============


Earnings per share - Basic                     $       0.29      $       0.21
                                               ============      ============
Earnings per share - Diluted                   $       0.24      $       0.19
                                               ============      ============